MARKET-LINKED ONE LOOK NOTES WITH ENHANCED BUFFER	Filed Pursuant to Rule 433 Registration No. 333-234425
Market-Linked One Look Notes with Enhanced Buffer Linked to the WTI Crude Oil Futures Contract
The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$1.35
-86.50%
-50.00%
$6.35
-36.50%
-20.00%
$9.35
-6.50%
-13.50%(1)
$12.00(2)
20.00%
-10.00%
$12.00
20.00%
-6.00%
$12.00
20.00%
-3.00%
$12.00
20.00%
    0.00%
$12.00
20.00%
2.00%
$12.00
20.00%
5.00%
$12.00
20.00%
10.00%
$12.00
20.00%
20.00%
$12.00
20.00%
  27.00%
$12.00
20.00%
40.00%
$12.00
20.00%
 50.00%
$12.00
20.00%
60.00%
$12.00
20.00%
65.00%
$12.00
20.00%
(1)     This hypothetical percentage change corresponds to the hypothetical Threshold Value.
(2)     This amount represents the sum of the principal amount and the Step Up Payment of $2.00. Your investment return is limited to the return represented by the Step Up Payment.

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately one year
Market Measure	The WTI Crude Oil Futures Contract scheduled for delivery in January 2024, as measured on Bloomberg Page “CLF4”.
Payout Profile at Maturity
●
If the WTI Crude Oil Futures Contract is greater than or equal to [89.50% to 83.50%] of the Starting Value, a return equal to the return represented by the Step Up Payment
●
1-to-1 downside exposure to decreases in the Market Measure beyond a [10.50% to 16.50%] decline, with up to [89.50% to 83.50%] of your principal at risk

Step Up Payment	$2.00 per unit, a 20.00% return over the principal amount
Threshold Value	[89.50% to 83.50%] of the Starting Value of the Market Measure, to be determined on the pricing date
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000148105722004560/bofa-32303_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Your investment may result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the Market Measure or the related commodity.
●
Ownership of the notes will not entitle you to any rights with respect to any commodities or futures contracts represented by or included in the Market Measure.
●
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.
●
Suspensions or disruptions of trading in the Market Measure or any related futures contracts may adversely affect the value of the notes.
●
Legal and regulatory changes could adversely affect the return on and value of your notes.
●
Changes in the exchange methodology related to the Market Measure may adversely affect the value of the notes prior to maturity.
●
The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
●
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.
●
The price movements in the Market Measure may not correlate with changes in WTI crude oil’s spot price.
●
The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the Market Measure.
●
Crude oil prices can be volatile as a result of various factors that we cannot control, and this volatility may reduce the market value of the notes.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance’s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.